Exhibit 99.1


     Liquidation of Corporate Backed Trust Certificates, Verizon New York
                     Debenture-Backed Series 2004-1 Trust


NEWS RELEASE - IMMEDIATE - May 28, 2004:

     On May 7, 2004 Corporate Backed Trust Certificates, Verizon New York Debenture-Backed Series 2004-1 Trust, established by Lehman ABS Corporation, announced that it would be terminated in accordance with the terms of its trust agreement. The sole assets of the trust are $205,144,000 principal amount of 7 3/8% Debentures, Series B due 2032 issued by Verizon New York Inc. According to the trust agreement, each 6.20% Class A-1 Certificate is entitled to $21.64079 face amount of the 7 3/8% Verizon debentures (plus $0.0002209 in cash in lieu of fractional debentures) or its cash equivalent as determined by an auction conducted by an auction agent. Previously the holders of the trust certificates have elected to receive either their pro rata portion of the 7 3/8% Verizon debentures or the proceeds from the sale of the underlying 7 3/8% Verizon debentures.

     On May 27, 2004 an auction was held of $81,638,000 principal amount of the 7 3/8% Verizon debentures, representing the amount remaining after taking into account distributions to the certificateholders requesting receipt of the underlying debentures. The debentures were sold at a price of $107.075 per $100 plus accrued interest. As a result, on June 2, 2004, the trust is expected to receive gross proceeds of $88,434,080.03 from such auction which equates to $23.44 per 6.20% Class A-1 Certificate. On or before June 3, 2004 the Class A-1 certificateholders based upon their election will receive either their pro rata portion of the 7 3/8% Verizon debentures or its cash equivalent as determined by the auction.
















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Contact:
U.S. Bank Trust National Association      David Kolibachuk, Corporate Trust Services, 212-361-2459

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